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                                                                      EXHIBIT 99


NEWS RELEASE                                             [HUNTINGTON BANKS LOGO]

FOR IMMEDIATE RELEASE
SUBMITTED:  JANUARY 13, 1999

FOR FURTHER INFORMATION, CONTACT:
MEDIA                                              ANALYSTS
-----                                              --------
HILLARY JEFFERS (614) 480-5413                     LAURIE COUNSEL (614) 480-3878
                                                   CHERI GRAY     (614) 480-3803

                          HUNTINGTON BANCSHARES REPORTS
                   FOURTH QUARTER AND FULL YEAR 1998 EARNINGS

         COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported fourth quarter operating earnings of $91.5 million, or $.43 per common share. This produced a return on average equity
(ROE) of 17.87% and a return on average assets (ROA) of 1.31% for the quarter. On a cash basis, earnings per share totaled $.47, ROE was 29.44%, and ROA equaled 1.45%.
         "The fourth quarter results were encouraging in several respects, most notably in terms of the progress made toward achieving our corporate efficiency objectives," said Frank Wobst, chairman and chief executive officer. "We experienced strong loan growth--particularly in commercial lending, which grew 12%, and revenue improved nicely with growth in fee income of 22%. The revenue momentum, combined with reduced operating costs, helped drive our efficiency ratio closer to our strategic target of 49% by the end of 1999."
         In October 1998, The Huntington announced several initiatives to strengthen the company's financial performance. These included the realignment of the banking network; the exit of under-performing product lines and delivery channels; numerous cost savings measures, including the reduction of approximately 10% of workforce positions; and a repositioning of the balance sheet to maximize returns on equity. When fully implemented, management anticipates that the actions will result in an estimated $125 million in sustainable pretax annual profit improvements. In connection with these initiatives, The Huntington incurred one-time fourth quarter 1998 expenses of $90 million (approximately $60 million net of taxes). These costs included $32 million related to the aforementioned exit activities, $26 million for severance and other personnel-related items, $20 million from the closure of banking offices, and $12 million of fixed asset write-offs.

                                     -more-

             VISIT THE HUNTINGTON'S WEB SITE AT WWW.HUNTINGTON.COM

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          For the full year 1998, operating net income was $362.1 million, or
$1.70 per common share. ROE and ROA were 17.54% and 1.35%, respectively, in the past twelve months. On a cash basis, earnings per share for the year totaled $1.80, ROE was 24.35%, and ROA equaled 1.45%. Including one-time fourth quarter expenses, reported net income was $301.8 million, or $1.41 per common share and ROE and ROA were 14.62% and 1.12%, respectively.
         The financial results discussed in the remainder of this text are on an operating basis.
         Net interest income for the fourth quarter was $267.3 million, up $15.8 million from the previous three months. This increase was fueled by loan growth as well as wider spreads, resulting primarily from less expensive core deposits.
         Non-interest income, excluding securities gains, was $106.7 million in the recent quarter, a 22% increase over the same period last year. Stronger revenues were seen in nearly all categories, with the most significant gains evident in brokerage and insurance income and electronic banking fees. Mortgage banking income also continued to be solid, as the retail bank referral network and favorable market conditions drove fourth quarter loan production up more than 100% from the same period last year. For the full year, non-interest income totaled $408.4 million, an increase of 22% from 1997.
         Non-interest expense for the three and twelve month periods just ended was $208.9 million and $823.9 million compared with $188.5 million and $751.9 million the same time a year ago. The recently announced expense reduction initiatives are already beginning to produce results, as personnel and related costs decreased nearly 8% versus the prior quarter. These expense initiatives helped reduce the fourth quarter efficiency ratio to 52.98%, a 3.5% improvement from the previous quarter.
         Commercial loans, indirect automobile financing, credit card, and home equity lending each posted double-digit growth in the recent three months. As a result, total loans increased 6.6% from the prior quarter, despite softness in real estate portfolio lending. Core deposits grew 3.2% with particular strength in transaction accounts and savings deposits--up 9.7% and 13.8%, respectively.
         Credit quality continues to remain stable. For the full year, the net charge-off ratio of .51% is comparable to the 1997 ratio of .50%. Nonperforming assets at year-end 1998 were $96.1 million, or 0.49% of total loans and other real estate. Coverage ratios improved to 377.19% of nonperforming loans and 301.00% of nonperforming assets compared with 359.55%


                                     -more-

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and 294.32%, respectively, at year-end 1997. The allowance for loan losses as percent of total loans increased to 1.50% from 1.46% in the prior year.
         Huntington's average equity to average assets was 7.33% in the recent three month period. The company continues to maintain a healthy capital position, exceeding requirements for a "well-capitalized" institution. Tier I and total risk based capital ratios were 7.10% and 10.73%, respectively, at December 31, 1998.
         Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets of $28 billion. Through its affiliated companies, The Huntington has more than 133 years of serving the financial needs of its customers.
         The Huntington provides innovative products and services through its more than 600 offices in Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, South Carolina, Virginia and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. The Huntington also offers products and services through its technologically-advanced, 24-hour telephone bank, a network of more than 1,300 ATMs and its Web Bank at www.huntington.com.
         For faxed copies of current news releases, please call our fax-on-demand service, Company News on Call, at (800) 758-5804 extension 423276.

FORWARD-LOOKING STATEMENT DISCLOSURE:
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of legislative and regulatory actions and reforms; and extended disruption of vital infrastructure.

                                       ###

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
                                           HUNTINGTON BANCSHARES INCORPORATED
                                           COMPARATIVE SUMMARY (CONSOLIDATED)
                                        (in thousands, except per share amounts)

CONSOLIDATED RESULTS                          THREE MONTHS ENDED                   TWELVE MONTHS ENDED
    OF OPERATIONS                                DECEMBER 31,                          DECEMBER 31,
----------------------------               ----------------------    CHANGE     -------------------------     CHANGE
                                             1998          1997        %          1998             1997          %
                                           --------      --------    ------     ---------       ----------    -------
Interest Income                            $500,395      $499,760      0.1 %    $1,999,364      $1,981,473       0.9 %
Interest Expense                            233,094       240,197     (3.0)        978,271         954,243       2.5
                                           --------      --------               ----------      ----------
Net Interest Income                         267,301       259,563      3.0       1,021,093       1,027,230      (0.6)
Provision for Loan Losses                    34,306        26,235     30.8         105,242         107,797      (2.4)
Securities Gains                              1,773         1,034     71.5          29,793           7,978     273.4
Non-Interest Income                         106,711        87,476     22.0         408,407         334,861      22.0
Non-Interest Expense                        298,932       188,532     58.6         913,929         803,108      13.8
Provision for Income Taxes                   11,329        42,657    (73.4)        138,354         166,501     (16.9)
                                           --------      --------               ----------      ----------
NET INCOME                                 $ 31,218      $ 90,649    (65.6)%    $  301,768      $  292,663       3.1 %
                                           ========      ========               ==========      ==========

OPERATING EARNINGS (1)
Net Income                                 $ 91,518      $ 90,649      1.0 %    $  362,068      $  338,897       6.8 %
                                           ========      ========               ==========      ==========
  Net Income per Common Share (2)
      Basic                                $   0.43      $   0.43      --  %    $     1.71      $     1.61       6.2 %
      Diluted                              $   0.43      $   0.42      2.4 %    $     1.70      $     1.60       6.3 %
      Diluted--Cash Basis                  $   0.47      $   0.44      6.8 %    $     1.80      $     1.66       8.4 %
  Return On:
      Average Total Assets                     1.31%         1.41%                    1.35%           1.35%
      Average Shareholders' Equity            17.87%        18.23%                   17.54%          17.88%

PER COMMON SHARE AMOUNTS -- REPORTED (2)
  Net Income per Common Share
      Basic                                $   0.15      $   0.43    (65.1)%    $     1.43      $     1.39       2.9 %
      Diluted                              $   0.15      $   0.42    (64.3)%    $     1.41      $     1.38       2.2 %
  Cash Dividends Declared                  $   0.20      $   0.18     11.1 %    $     0.76      $     0.68      11.8 %

  Shareholders' Equity (period end)        $  10.20      $   9.60      6.3 %    $    10.20      $     9.60       6.4 %

AVERAGE COMMON SHARES (2)
      Basic                                 211,015       210,674      0.2 %       211,426         209,884       0.7 %
      Diluted                               212,749       213,572     (0.4)%       213,454         212,448       0.5 %

KEY RATIOS
Return On:
  Average Total Assets                         0.45%         1.41%                    1.12%           1.16%
  Average Shareholders' Equity                 6.10%        18.23%                   14.62%          15.45%
Efficiency Ratio                              52.98%        53.89%                   55.80%          54.91%
Net Interest Margin                            4.24%         4.44%                    4.28%           4.44%
Average Equity/Average Assets                  7.33%         7.76%                    7.68%           7.53%
Period-end Capital Ratios (3):
  Tier I Risk-Based Capital                    7.10%         8.83%                    7.10%           8.83%
  Total Risk-Based Capital                    10.73%        11.68%                   10.73%          11.68%
  Tier I Leverage                              6.37%         7.77%                    6.37%           7.77%

CONSOLIDATED RESULTS                                   THREE MONTHS ENDED                      TWELVE MONTHS ENDED
    OF OPERATIONS                                          DECEMBER 31,                            DECEMBER 31,
----------------------------                       ----------------------------   CHANGE    ---------------------------    CHANGE
                                                       1998             1997        %          1998            1997          %
                                                   -----------      -----------   ------    -----------     -----------    ------
Average Total Loans                                $19,269,453      $17,787,695      8.3%   $18,433,892     $17,580,433        4.9%
Average Total Deposits                             $19,359,781      $17,568,990     10.2    $18,412,683     $17,194,171        7.1
Average Total Assets                               $27,714,488      $25,429,708      9.0    $26,891,558     $25,150,659        6.9
Average Shareholders' Equity                       $ 2,031,579      $ 1,973,887      2.9    $ 2,064,241     $ 1,893,788        9.0

ASSET QUALITY (PERIOD END)
Non-performing loans                               $    77,135      $    71,803
Total non-performing assets                        $    96,099      $    87,146
Allowance for loan losses/total loans                     1.50%            1.46%
Allowance for loan losses/non-performing loans          377.19%          359.55%
Allowance for loan losses and other real
     estate/non-performing assets                       301.00%          294.32%

(1) Reported results as adjusted to exclude the impact of special charges and related taxes.
(2)      Adjusted for stock splits and stock dividends, as applicable.
(3)      Estimated.